11-Nov-2020

Revolve Group, Inc. (RVLV)

Q3 2020 Earnings Call

Exhibit 99.2

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

CORPORATE PARTICIPANTS

Erik Randerson

Vice President, Investor Relations, Revolve Group, Inc.

Michael Karanikolas

Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.

Michael Mente

Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.

Jesse Timmermans

Chief Financial Officer, Revolve Group, Inc.

OTHER PARTICIPANTS

Edward Yruma

Analyst, KeyBanc Capital Markets, Inc.

Ross Sandler

Analyst, Barclays Capital, Inc.

Oliver Chen

Analyst, Cowen and Company LLC

Mark R. Altschwager

Analyst, Robert W. Baird & Co., Inc.

Michael Binetti

Analyst, Credit Suisse Securities (USA) LLC

Kimberly Conroy Greenberger

Analyst, Morgan Stanley & Co. LLC

Aaron Kessler

Analyst, Raymond James & Associates, Inc.

Justin Post

Analyst, BofA Securities, Inc.

Robert Drbul

Analyst, Guggenheim Securities LLC

Roxanne Meyer

Analyst, MKM Partners LLC

Matt Koranda

Analyst, ROTH Capital

Ralph Schackart

Analyst, William Blair & Co. LLC

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MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon. My name is Chris, and I will be your conference operator today. At this time, I would like to welcome everyone to the Revolve's Third Quarter 2020 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. [Operator Instructions] Thank you.

At this time, I would like to turn the conference over to Erik Randerson, Vice President of Investor Relations at Revolve. Thank you. You may begin

Erik Randerson Vice President, Investor Relations, Revolve Group, Inc.

Good afternoon, everyone, and thanks for joining us to discuss REVOLVE's third quarter 2020 results. Before we begin, I'd like to mention that we have posted a presentation containing Q3 2020 financial highlights to our Investor Relations website located at investors.revolve.com.

I would also like to remind you that this conference call will include forward-looking statements. These statements include our current expectations regarding the continued impact of the COVID-19 pandemic on our business, operations and financial results, and our outlook for net sales, product mix, gross margin, operating expenses, and capital expenditures for the fourth quarter. These statements are subject to various risks, uncertainties and assumptions that could cause our actual results to differ materially from these statements, including the risks mentioned in this afternoon's press release as well as other risks and uncertainties disclosed under the caption Risk Factors and elsewhere in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q, all of which can be found on our website at investors.revolve.com. We undertake no obligation to revise or update any forward-looking statements or information except as required by law.

During our call today, we will also reference certain non-GAAP financial information, including adjusted EBITDA and free cash flow. We use non-GAAP measures in some of our financial discussions, as we believe they more closely represent the true operational performance and underlying results of our business. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. Reconciliations of GAAP to non-GAAP measures, as well as the description, limitations and rationale for using each measure, can be found in this afternoon's press release and in our SEC filings.

Joining me on the call today are our Co-Founders and Co-CEOs, Mike Karanikolas and Michael Mente, as well as Jesse Timmermans, our CFO. Following our prepared remarks, we'll open the call for your questions.

With that, I'll turn the call over to Mike.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.

Thanks, Erik. Good afternoon everyone, and thanks for joining us today. Before we get into the details of the quarter, I'll provide some higher-level thoughts on our longer-term vision. We founded REVOLVE 17 years ago

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

with the goal of becoming the fashion destination for the next-generation consumer. From the beginning, our focus was on the customer experience, the utilization of data to drive decisions, and the creation of an authentic connection with our customer through our merchandise offering and marketing message. These areas of focus are still at the core of what we do today, and what differentiates us, and what we believe will continue to drive growth into the future.

As a brand known for the discovery of on-trend merchandise centered around aspirational experiences and lifestyle content, including social gatherings, travel, and special occasions, the current environment, impacted by COVID, has resulted in revenue pressure and what we believe is a temporary deviation from our historical growth pattern. Despite these pressures, we have been able to leverage the investments in our platform over time to produce notable increases in margin and profitability that we are excited to share with you today. We believe the revenue pressures are temporary as people will eventually socialize in person again and travel will return. Until then, we'll continue to invest in our brand and platform to set ourselves up to take advantage of what we believe, post-COVID, will be a strong rebound as a result of prolonged pent up demand.

With that longer-term framework as a backdrop, there are three key financial highlights of our third quarter that I want to call out. First, we delivered record EPS of $0.27 per share, record net income of $19 million and record adjusted EBITDA of $24 million. Adjusted EBITDA grew 66% year-over-year and EPS grew at an even faster rate. Second, we achieved our highest-ever gross margin in a third quarter of 55.3%, a nearly five-point increase from the second quarter and up almost two points year-over-year. The higher gross margin year-over-year was a key driver of our significant growth in profitability and reflects a high percentage of net sales at full price in the third quarter and improved inventory dynamics.

Third, we generated $14 million of operating cash flow and $14 million in free cash flow, which was up 86% year-over-year on the heels of generating $54 million in operating cash flow in the second quarter. We now have $159 million in cash on the balance sheet. Our strong balance sheet not only provides us with the capital necessary to navigate through this uncertain time, but more importantly, allows us to re-invest in the business to drive long-term growth. I'm extremely thankful for all of our dedicated employees who have shown impressive collaboration and agility, day-in and day-out. Even with most of our teams continuing to work from home, the organization has remained laser focused on ensuring the safety of our employees and maintaining exceptional service levels for our customers, while continuing to drive efficiencies throughout the business.

Now, getting into the specifics of our third quarter results. Recall that on our second quarter investor call in August, we talked about the strong pace of recovery for much of the second quarter before net sales leveled off in mid-to late June. As previously shared, our net sales in July and early August remained very slightly positive, increasing year-over-year in the low single digits. The modest growth trend in net sales remained consistent through the end of August. The trend changed in September with the modest growth in July and August turning to a year-over-year decline in net sales in September, the first year-over-year decline since May of this year. For the third quarter as a whole, net sales declined 2% year-over-year, which is a ten-point improvement on a sequential basis compared to the 12-point decline in net sales reported for the second quarter. While we are pleased with the ten-point sequential improvement for the quarter as a whole, we would have liked to see a stronger close to the quarter.

As we look at the recent trends, there are a few things that we believe are contributing to the top-line deceleration. First, the impact of COVID-19 and more specifically, social distancing, continues to have a significant impact on our business. Our inability to host large scale in-person events has a lagging and growing negative impact the longer we are in a COVID-19 sheltered state. While the brand marketing team has done an incredible job pivoting into livestreaming content and other avenues of engagement, it is very difficult to make up for the millions of

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

engagement points and billions of impressions that come with our in-person events. We are excited to reverse both of these trends in what we believe will be a strong and healthy post-COVID world.

Second, competition for keywords and other forms of digital advertising increased in the third quarter, particularly on a sequential basis compared to the second quarter when online advertising rates were still recovering from the March lows. We attribute the significant increase in online advertising investment in our product categories industry-wide to traditional brick-and-mortar retailers shifting their focus online given the unprecedented increase in e-commerce penetration driven by COVID-19. Third, and looking at the net sales trends from the second quarter to the third quarter, it is important to note that net sales contributions from markdowns were very strong in the second quarter, helping the top-line comp. While we were able to successfully work through our markdown inventory and rebalance our overall inventory levels, the significant reduction in markdown inventory entering the third quarter led to incremental top-line pressure. At the same time, a lower mix of markdown sales and shallower markdowns helped drive the very strong margins and profitability in the quarter.

Aside from the strong Q3 financial results, I am encouraged by the positive impacts from continued operational enhancements on our platform and the customer experience initiatives that we continue to roll out in our international markets. Our operations team delivered phenomenal results, as we saw the impact of lower return rates as well as efficiency gains from automation and other investments, we've made over the last 18 months continue to provide benefits. Consider that fulfillment costs per order decreased 15% year-over-year, all the while maintaining best-in-class service levels with a record 99% of customer orders received by noon Pacific Time shipping out the very same day. We believe this level of performance benchmarks very favorably compared to most other e-commerce companies.

Shifting to a discussion of our international business. We had a strong third quarter in our international markets, financially and operationally. Australia, Canada and Western Europe each delivered strong double-digit growth in net sales year-over-year, partially offset by a decline in Asia. One of the most important strategies we can employ in international markets is to localize the country to provide the same great experience offered in the US. We recently announced that, for the first time, REVOLVE customers in Canada, one of our top five international markets, have access to hassle-free returns at no cost, including refunds of all applicable duties and taxes. Our launch of all-inclusive pricing for Canadian customers is very important because by including duties within the price of the product upfront, we eliminate the sticker shock at checkout and significantly streamline the process for merchandise returns.

Now, shifting to the more recent trends in the fourth quarter to-date. The softer year-over year net sales trends in September carried through to October with a high single-digit decline in net sales on a year-over-year basis. Similar to what we experienced in September, we continue to experience strength in the at-home categories that is more than offset by the ongoing pressure in occasion-driven categories. By geography, in October, international net sales continued to remain stronger than net sales in the US. However, we are very cautious due to the resurgence in COVID-19 cases and the corresponding social distancing restrictions in some of our largest international regions including the UK and Western Europe.

Before I turn it over to Michael, I want to reiterate how pleased I am with our ability to navigate through these challenging times. So, again, thanks to all of our team members for your hard work and resilience, for staying nimble, and for your dedication to exceeding our customers' expectations.

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

Thanks, Mike, and hello everyone. The strength of our business, the power of our brand, and most importantly, the incredible execution of our team, enabled us to deliver our most profitable quarter ever, even surpassing our record profitability from last quarter. I'm truly proud of how much our team has accomplished during this extremely challenging period. This phenomenal execution has further strengthened our financial profile and positions us well to capitalize on the long-term opportunity ahead.

To expand on Mike's opening remarks, we are focused on building the fashion destination for the next-generation consumer. Our customer comes to us for discovery and looks to us for inspiration. Even during this unique and challenging time, these shopping behaviors remain. We continue to provide a broad, yet curated assortment of the most on trend merchandise that provides her with the ability to discover products that suit her lifestyle, whether it's travel and social occasions, most recently, a more stay-at-home and active lifestyle.

To complement our merchandise offering, we provide her with constant inspiration through authentic and aspirational lifestyle content. Important to this authenticity is providing content that connects with her on platforms she is engaging with and speaks to what's happening in her life. The team has done a great job of expanding into emerging social platforms and providing content centered around her current lifestyle. I am excited about the progress we continue to make on the merchandising and marketing fronts and believe that despite the challenges of the last couple quarters, we will emerge much stronger and even better positioned for the long term.

Starting with our merchandise, the ongoing reality of a more stay-at-home lifestyle has allowed us to further deepen the relationship with our customer by highlighting our offering of incredible fashion and design, in areas that were not top of mind until very recently. Our emerging categories such as beauty, intimates and loungewear are all strongly resonating. Additionally, more than ever, our customer is demonstrating a healthy and active lifestyle, leading to greater opportunity in activewear and swimwear. Our results for the past two quarters demonstrate our ability to serve our customer in new ways and broaden how customers perceive REVOLVE's product selection. In the third quarter, sales in the at-home and active categories of beauty, accessories, intimates, sweaters/knits and swimwear increased approximately 50% year-over-year on a combined basis. By further enhancing our merchandising strategy, we believe we can expand our share of her wallet over the long-term. It's incredibly important to us that whatever our customer needs, she can always come to REVOLVE as her trusted source of style.

An exciting example of one of the more prominent shifts in our mix is the beauty category, with net sales increasing more than 100% year-over-year for the second straight quarter as COVID-19 has been a catalyst for shifting beauty sales online. Beauty is a category where the majority of customers in our demographic look to influencers for beauty product inspiration, a great fit with our global network of influencers. In fact, this month, we are launching a beauty gift box with mega-influencer, actress and model, Shay Mitchell, who has nearly 30 million Instagram followers. An important component within our long-term merchandising strategy is the expansion of our Owned Brands. As we discussed on previous calls, we temporarily pulled back our Owned Brand offering as a response to the uncertainty and demand pressures introduced by COVID-19. The result was a trough in the number of new styles delivered in the quarter. We have already started making investments necessary to increase our style production and assortment with a targeted 50% increase in the number of Owned Brand styles delivered as we exit the year, as compared to the third quarter.

Additionally, we had discussed making investments into the Owned Brand division to increase the diversity and quality of our product offering. I'm pleased to report that the early results are extremely encouraging, with a significant improvement in productivity per style, as compared to the same period last year. While we are optimistic on the trajectory of our Owned Brands, bear in mind that despite the increase in new styles delivered in

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

the coming months, due to inventory dynamics, we still expect a sequential decline of our Owned Brand penetration in the fourth quarter of 2020, before beginning to increase sometime in mid-2021.

Shifting to a discussion of our brand marketing strategy, we continued with a successful digital playbook in the third quarter, hosting several well-attended, virtual events. Similar to the shift in merchandising focus in this COVID period, we have also broadened our marketing message to address more aspects of her life. This was the concept behind REVOLVE U, an event we have been developing, even before COVID. Hosted in late September, REVOLVE U was a week-long virtual activation that included seven keynote speakers and over 300 influencers. This unique event increased our reach and followers across multiple social channels, and featured content focused on topics such as the business of social media, building your brand, career journeys, mental and physical health, and entrepreneurship.

While we continue to expand and invest in new digital platforms such as IGTV, Instagram Reels, YouTube and TikTok, we are also excited to share that we have recently hosted a series of successful in-person events called [ph] Camp REVOLVE (15:49) that included adherence to comprehensive safety precautions. Dipping our toe back into in-person events is important to build the brand and differentiating ourselves. Furthermore, our in-person events tend to capture more eyeballs, garner more press and generate more customer interactions, all of which are important drivers of traffic and new customers. We are excited about a future that will include hosting regular in-person events with the added element of our new digital playbook, which we believe will be a very powerful combination. We are executing well, while continuing to invest in our key growth initiatives during this challenging period. At REVOLVE, we are always focused on the long term, and I am confident we are well positioned to capture further market share in the years ahead, particularly with what we believe is an accelerated and permanent shift to digital commerce.

With that, Jesse will close out with some additional detail on the financial results and trends.

Jesse Timmermans Chief Financial Officer, Revolve Group, Inc.

Thanks, Michael. As our results attest, we have continued to execute well in a very difficult environment. For the second straight quarter, we achieved record net income and record adjusted EBITDA, we generated strong free cash flow that strengthened our balance sheet, and we drove our highest inventory turns in several years.

Now, starting with the third quarter results. Net sales decreased 2% year-over-year. As Mike mentioned, we began the third quarter with low-single digit growth in July and August that was offset by a larger single digit decline in September. Occasion wear product categories faced the most significant headwinds since many special occasions remain on pause due to social distancing concerns, and as we worked through our markdown inventory in those categories in the second quarter. To provide some context regarding the impact of reduced markdown inventory on net sales in the third quarter, our largest category, dresses, is a good example. If year-over-year growth in markdown sales of dresses alone had remained consistent between the second quarter of 2020 and the third quarter of this year, our total net sales would have actually increased year-over-year in the third quarter.

Drilling further into the top-line for the third quarter, by segment, REVOLVE segment net sales decreased 4% and FORWARD segment net sales increased 9% year-over-year. Active customers were 1.5 million, an increase of 5% year-over-year. The trend is consistent with our commentary last quarter that we expected growth in active customers to further decelerate as the trailing 12-month metric captured a larger number of quarterly periods impacted by COVID as compared to the high customer growth quarters of last year. With the continued pressures

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

on traffic and demand, we expect further deceleration in this metric until we start to cycle out of the suppressed COVID period.

Orders placed were 1.1 million, a decrease of 4% year-over-year. Average order value was $232, an increase [ph] from (18:41) $204 in the second quarter of 2020 but remained 16% lower compared to Q3 of 2019. The year-over-year decline in AOV was primarily driven by a shift in net sales mix to at-home product categories, such as beauty and loungewear with lower average price points, and a decline in net sales of dresses, which carry higher average order values. These AOV headwinds were partially offset by a higher mix of full price sales, our highest full price sales for a third quarter in over ten years, as well as a greater sales mix attributable to our higher price point luxury segment, FORWARD.

Partially offsetting the lower number of orders and the lower average order value was a decrease in merchandise returned year-over-year. We attribute the lower return rate year-over-year to a combination of more deliberate purchasing behavior by consumers during the COVID-19 pandemic as well as a COVID-19 driven shift in mix to product categories with lower price points and lower return rates, such as beauty, and away from occasion wear, such as dresses, a category with a higher than average return rate. That said, we did experience a sequential increase in the return rate from the second quarter, but it remains well below the prior-year periods. International net sales increased 18% year-over-year, outperforming the 6% decline in net sales in the US. As Mike mentioned, we experienced strength in western regions and emerging markets, partially offset by weakness in Asia.

Moving to gross profit, consolidated gross margin was 55.3%, the highest ever reported for a third quarter and an increase of approximately 160 basis points over the prior year. This performance was much better than we anticipated and reflects healthy increases in margin across both segments. Within the REVOLVE segment, we delivered gross margin of 57.2%, up approximately 180 basis points year-over-year. The REVOLVE segment margin benefited from meaningfully improved inventory dynamics exiting the second quarter of 2020 that contributed to a healthy inventory balance, leading to a year-over-year increase in the percentage of REVOLVE segment net sales at full-price, and a decrease in the depth of markdowns.

These positive contributors to gross margin were partially offset by a year-over-year decrease in the mix of Owned Brands as a percentage of REVOLVE segment net sales, consistent with the outlook we shared on recent investor conference calls. Within the FORWARD segment, we delivered gross margin of 42.9%, an increase of approximately 190 basis points year-over-year. The increase reflects a healthy inventory balance, shallower markdowns and a favorable mix of merchandise sold. We were encouraged to see an easing of promotional activity across the luxury space in Q3.

And now moving to the cost structure, where we delivered highly efficient results. For the second straight quarter, we achieved leverage on every major expense line item on the P&L. Starting with fulfillment, fulfillment costs were 2.8% of net sales, an improvement of about 60 basis points year-on-year. The team did an outstanding job driving efficiencies, while maintaining our top priority of protecting the health and safety of our employees and delivering a best-in-class experience for our customers. The automation launched last year was further expanded during the second quarter and is delivering a compelling return. We also continued to benefit from cost efficiencies resulting from a lower return rate year-over-year.

Selling and distribution costs were 13.8% of net sales, an improvement of approximately 80 basis points year-over-year. Once again, we benefited from reduced shipping costs due to lower returns and, to a lesser extent, efficiencies in payment processing and customer service costs. Marketing costs were 12.5% of net sales, a decrease of approximately 250 basis points year-over-year. Marketing efficiency primarily reflects reduced brand marketing investments since hosting in-person REVOLVE events remained on pause. Our investment in brand

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

marketing decreased by $3.2 million year-over-year and performance marketing investments decreased by the remaining $1.1 million in Q3. It is important to note that our brand building investments will remain a key component in our long-term growth algorithm, so we do not expect the total marketing expense as a percentage of net sales to remain at the reduced levels we have reported for the past two quarters.

General and administrative costs were 11.7% of net sales in the third quarter, an improvement of approximately 60 basis points year-over-year. The reduced G&A cost reflects lower head count and our COVID-19 cost containment efforts that were in place for a portion of the third quarter. In addition, as part of the Owned Brands reset that was accelerated due to COVID, we reduced costs in this area. As we start to rebuild and design into new product categories and get ahead of an anticipated return of demand, we will re-invest in this area over the coming quarters.

For the third quarter of 2020, we achieved record net income of $19 million, or $0.27 per diluted share, more than doubling the $0.13 in diluted EPS in the prior year. In addition to our strong operating results, our EPS comparison benefited from a lower tax rate in 2020, primarily due to excess tax benefits realized as a result of stock option exercises. Even when excluding these discrete tax benefits, our net income and diluted EPS would have each increased more than 65% year-over-year. We also reported record adjusted EBITDA of $24 million, an increase of 66% year-over-year, for a margin of 15.9%.

Moving to the cash flow statement, we had another outstanding quarter for cash flow generation. Free cash flow was $14 million, a year-over-year increase of 86%. For the nine months ended September 30, 2020, free cash flow was $74 million, more than doubling our free cash flow reported for all of 2019. The strong cash flow generation significantly strengthened our balance sheet and liquidity. Cash and equivalents as of September 30, 2020 were $159 million, an increase of $8 million during the third quarter, despite the repayment of $9 million on our revolving line of credit. As we look ahead and think about capital allocation and the use of cash, our number one priority is fortifying our balance sheet and position us to invest in growth as we exit the COVID era, followed by strategic organic investments to drive long-term growth. Given our capital efficiency, we also have the opportunity to explore other investments, including opportunistic and disciplined M&A.

We are pleased with our inventory levels and the healthy inventory dynamics in the quarter. We ended Q3 with $74 million in inventory, a year-over-year decrease of 29%, but up $9 million from the second quarter as we started to reinvest to build a sufficient inventory level and appropriate inventory mix to support demand. By comparison, our net sales decreased year-over-year by only 2%, which illustrates our significant improvement in inventory turns.

Now, let me talk about the business trends since the third quarter ended on September 30. Given the fluid and uncertain environment that we continue to operate in, we'll again skip any traditional guidance. Instead, we will share some recent trends and assumptions to help in your modeling of the fourth quarter. Starting from the top, as Mike mentioned, net sales in October were down by a high single digit percentage year-over-year. In terms of product categories, we continued to see strength in new at-home categories that has been offset by continuing headwinds in occasion wear categories, such as dresses and skirts.

From a macro perspective, we see a great deal of uncertainty affecting our customer demographic. COVID-19 cases around the world are re-accelerating, leading to increased restrictions on social outings that have been a key driver for our brand. When combined with the high unemployment rates and lack of new US stimulus measures, we see continuing challenges in the current environment.

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

Shifting to gross margin, the Q3 gross margin performance was well ahead of our initial expectations, benefiting from a higher mix of full price sales and shallower markdowns. Moving to Q4, we expect gross margin to come in more in line with the prior-year fourth quarter gross margin of 53% as a result of a lower mix of Owned Brands sales year-over-year, as well as what we expect to be a prolonged holiday promotional cadence.

For our selling and distribution and fulfillment cost line items, we expect the combination of selling and distribution and fulfillment expenses to be flat to slightly higher as a percentage of net sales in the fourth quarter when compared to Q4 of 2019. There are a couple factors contributing to this assumption. First, as you have all heard, the major shippers are imposing surcharges on packages during the fourth quarter that are likely to drive higher shipping costs in Q4. Second, fulfillment and selling and distribution have each realized efficiencies from the lower return rate year-over-year.

In fulfillment, we incur lower labor costs due to less time spent handling the returned units that come into the warehouse. And in selling and distribution, where the majority of the costs are shipping related, fewer returns means reduced shipping, packaging and payment processor costs. Since bottoming out in the second quarter of 2020, our return rate has been increasing with each passing month, so we are planning for a sequential increase in costs as a result. We do, however, expect our return rate in the fourth quarter of 2020 to remain lower on a year-over-year basis. These cost pressures will be partially offset by continued efficiencies realized as a result of the automation and process improvements discussed earlier.

Marketing, we are planning for marketing as a percentage of net sales in the fourth quarter to remain approximately flat year-over-year. After two straight quarters of significantly reduced marketing spend and with our strong balance sheet, we believe it's time to start pushing our marketing investment again to continue to build the brand, drive traffic and increase customer activity. General and administrative, on a year-over-basis, we are planning for G&A expense to be lower in the fourth quarter as compared to the prior year. Compared to the third quarter of 2020, we expect G&A expense to increase in Q4 since the temporarily reduced salaries and wages have been fully restored to their pre-COVID levels for our active employees.

To recap, we believe we have executed well during what is a very challenging environment with a focus on safety for our employees, efficiency in our operations, and building a strong balance sheet. With a healthy base of inventory and our cash balance, we are shifting back into investment mode with an increase in our marketing investments, an increase in our inventory levels and assortment, and investments into our Owned Brand capabilities.

Now, we'll open it up for your questions.

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question is from Edward Yruma with KeyBanc Capital Markets. Your line is open.

Edward Yruma Analyst, KeyBanc Capital Markets, Inc.	Q

Hey, good afternoon, guys. A couple of quick ones for me. I guess first, as we think about inventory, you talk about mobility hopefully improving at some point in the short to medium term. When you start rebuilding inventory in anticipation of improved sales trends. And then I guess second as a follow-up on the marketing, which I think you guys indicated you are leaning into, are there particular categories you're going to lean into, is this kind of to hopefully keep top of mind as we head into a stronger sales period, kind of what's the direction here you hope to take that into. Thank you.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Good afternoon. Mike here. So, with regards to inventory, we've already begun building up our inventory position certainly from the lows, and we think that'll have beneficial impacts on the sales trends. Of course, at the same time, it's a very uncertain environment we think and until we get to more of a post-COVID world. And it's not just about the overall inventory levels, right, it's about those categories. So, we're placing calculated bets at the appropriate levels that we can balance our revenue goals and our profitability goals. And I think you won't really see us put our foot on the accelerator until the timings are a bit more clear in terms of kind of when the post-COVID world hits.

But there's definitely going to be some level of calculated risk taking in advance of that window to make sure that we're poised to take advantage of that world, which we think is going to be a fantastic world for us, there is kind of have been a year or more of pent-up demand from consumers who haven't been able to do the things that they love these special social occasions that we're known for. And so, we want to make sure we're ready and positioned with our inventory and marketing to take advantage of that situation as soon as it comes.

Operator: Our next question is from Ross Sandler with Barclays. Your line is open.

Ross Sandler Analyst, Barclays Capital, Inc.	Q

Hey guys. Just a question about active customer accounts, so that actually declined quarter-on-quarter for the first time. I know that's a TTM number, but yeah, can you just walk us through how much of that is from just the overall environment and things like stimulus checks that are out of your control versus the reduction in marketing and/or maybe tougher time retaining customers. And it sounds like I'm glad to hear that you guys are going to lean back in starting now. But how are you thinking about balancing these record high EBITDA margins with just growing the top of the funnel and getting back out there with more customer acquisition? That's the first question. And then just any learnings from the live streaming efforts thus far, how is that in terms of adding to your ability to kind of grow the funnel and attract new customers?

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

Jesse Timmermans Chief Financial Officer, Revolve Group, Inc.	A

Yeah. Hey, Ross. This is Jesse. Sorry, I'll start out with a couple of just quick details and then turn it over to Mike to talk a little bit more about the acquisition and the lean in. Yeah, you're right. We did see active customers decline sequentially and that's largely an impact of the COVID world. We do think there was a benefit from the stimulus check and the extra unemployment that was happening through July that started to hit us.

And also, the second wave of COVID cases and everything else that you hear out there. So, there definitely is an impact there. And we anticipated that active customer number to come down sequentially from the plus 12 years we were out at the end of last quarter to plus five years now. And it's a combination of both the new and the repeat, and that's what it tells us, it's largely a COVID impact, 45% of that active customer base is repeat or an existing customer, but they contribute a much larger share of the revenue. So, important that we lean on that existing customer.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. In looking at the broader picture, Ross, we're in a world today, we were in a world in the second quarter, then the third quarter as well that doesn't play to our strengths as a brand and as a retailer be known for social occasions and living your best life, and we're comping a period where those things were all true. So, due to the environment we're facing and uncertainty with the quarter-to-quarter dynamics, you have [indiscernible] (34:33) month number as well as some of the pressures that we [ph] ignored (34:35) in the third quarter where we saw, for example, the digital advertising markets get much more competitive in the third quarter, not just on a sequential basis but also on a year-over-year basis where there are a lot of players stepping in in a big way that they had historically, and from a year-over-year comp perspective, that has had an impact, but we feel great about the trajectory there.

And as we discussed, we're going to start lean in on the marketing as well as the inventory position as we get closer to a post-COVID world, which it looks like based off the best information available, should be sometime Q2 or Q3, and we want to be first there so that we can leverage our brand that's really going to work in that world.

Operator: Our next question is from Oliver Chen with Cowen. Your line is open.

Oliver Chen Analyst, Cowen and Company LLC	Q

Hi, thank you. The September information is very helpful on the down high-single-digit, what were some of the levers underneath that with average order value and transaction count? I mean what are some of the optimistic cases for how that could improve going forward. We would also just love your take on your commentary on Owned Brands and it's such a dynamic environment currently, but what are you seeing that really helps inform the innovation that you have planned there and the impact that it will have later to your prepared remark on Owned Brands? Thank you.

Jesse Timmermans Chief Financial Officer, Revolve Group, Inc.	A

Yeah. Hey, Oliver, this is Jesse. I'll take the first one and then kick it over to Michael. As we said in our prepared remarks, we did see September come down in that high-single-digit range and that continued through October. The drivers there really consistent with the remarks we made on both September and October and lower average

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

order value continues driven by those same factors of a shift in mix offset by continued strength in full price that was really strong in the quarter, which drove that margin. Better margins on the markdown merchandise, all centered around that improved inventory health. So, it's a lot of the same as the commentary we made earlier and just the overall macro pressure.

Oliver Chen Analyst, Cowen and Company LLC	Q

Thank you.

Jesse Timmermans Chief Financial Officer, Revolve Group, Inc.	A

And I guess – sorry, one more comment I missed that last part of your question on kind of the back half of Q4. We're not commenting on that. We're just commenting what happened through October and November to-date is really volatile with elections and in just such a short period of time. So, kind of staying away from comments there and also kind of prepared for the prolonged promotional cadence in this holiday period and back to the comments on margin we made for the quarter.

Oliver Chen Analyst, Cowen and Company LLC	Q

Okay. And...

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah.

Oliver Chen Analyst, Cowen and Company LLC	Q

And with that your thoughts on Owned Brands. Thank you.

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Hey, Oliver. Yeah. With regards to Owned Brands, I'm sure that everyone can recall that in the pre-COVID period, we were pulling back Owned Brands and kind of resetting and regrouping there continuing to invest and then with COVID, we really accelerated that because of the dollar commitment for style with the Owned Brand of vision compared to third-party where we have a lot more flexibility. As of now, we began to ramp-up quite aggressively. We know I think Q3 will probably be our trough in terms of styles delivered and call it a ballpark or at least a 50% increase into Q4 and similar growth rates into Q1 and Q2 of next year. So, marching that reinvestment period has already begun.

On top of that, I'm very excited because it's not just getting those numbers up, but also the diversity and the quality of the product is going to be much, much different and very, very exciting for us. Largely in times past, we were loosely – we're very, very successful with China-based wovens, dresses and tops and such, and that's been where the Owned Brand divisions really thrived and we continued to make investments in other aspects of the supply chain. Again, COVID really accelerated this and now the sweaters and knits business for us is extremely important. Owned Brand division is doing very, very well with sweaters and knits and continued investment in other categories. In 2021, we'll be seeing continued investments in denim, continued investments in activewear,

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

actually – and also sustainable product as well. So, we'll be ramping up aggressively and the product that we have coming very, very excited, I think it's going to be better than ever.

Oliver Chen Analyst, Cowen and Company LLC	Q

Thank you very much. A final question on to your call out on large scale in-person events, has that been different from how you previously observed the impact there. And also, how do you plan in this dynamic environment to be ready and what are the different risk factors or there's like uncontrollable and controllable factors around the environment that we're seeing. Thanks.

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. In times past, large scale in-person events were also synonymous with deploying large amounts of marketing capital in a very, very effective way. And I think that's been a playbook that we continue to expand and continue to expand that we started with smaller events and we're able to scale them, get more impact and more efficiency and that's something that for sure we met. We have things that have been starting to ramp up right now where [ph] Camp REVOLVE (39:58) which we had to do instead of doing a large scale event, we did four separate groups instead of having all groups together at once. But we're starting to ramp up in-person events. We have a number of options on the menu for Q1 and Q2. We'll have to be a little patient in terms of committing to anything just to see how the world plays out. We're very optimistic as I'm sure the rest of the world is about the vaccine.

And depending on how the environment is, the events will just get larger and larger and scale has been progressed. And ultimately when we feel like we're in the safe world that we can all get together again and give each other hugs, obviously the largest scale event and the best party in the world coming very, very soon. REVOLVE around the world [ph] in the roaring (40:38) 2020s with a lot of people really just excited to wear their favorite clothes and hang out with their friends and that's the time that we're all looking forward to. And I'm sure our shareholders are really looking forward to that as well.

Operator: Our next question is from Mark Altschwager with Baird. Your line is open.

Mark R. Altschwager Analyst, Robert W. Baird & Co., Inc.	Q

Good afternoon. Thanks for taking my questions. First it's more of a short term question, but just given the plans to lean back into marketing, is it your expectation that you can drive some reacceleration from the down high single-digits over the remainder of the quarter. Any other levers you're pulling from an assortment perspective or otherwise that would give you some more optimism for the holiday season. And then just longer term looking into kind of 2021 and the spring and festival season obviously very important period for you, and from where we sit today, it seems like we can't really plan on events being back to normal by then. Though I sure hope I'm wrong.

So just – maybe just give us some insight on how you're positioning yourselves for the spring season. How much more aggressively do you want to lean into some of the stay-at-home categories, how responsive can you be should consumers shift back into the traditional fashion categories more roughly than expected. And so any insight there'd be great. Thanks.

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah, definitely. So, we've begun increasing our marketing expenditures. At the same time, historically the way we always play things is we go with the current. And so we're not going to fight a brick wall just to achieve a certain number and quick dollars what we think is effective. But we do understand that we need to put dollars to work ahead of when we think the rebound will occur, particularly, on the brand marketing side, where a lot of the impact of brand marketing is longer term, in terms of the messaging, in terms of seeking awareness.

So that's really where we're going to lean in on starting to ramp up investments as it is practical given the environment because there's still a lot of constraints within the environment as far as us making those investments, to make sure that we're well positioned as soon as the world turns. And then I think in terms of thinking through merchandise mix and timing of pre-COVID and post-COVID kind of transitionary period, it's going to be balanced. We're willing to take some bets and be wrong there just because we think it's such a huge opportunity to be there first with a great selection as soon as people are able to get out and do the things that they love. And it's just perfectly aligned with what our brand is all about. So we're willing to take a little bit of risk there. But obviously I think if you look at our track record, we don't take foolish risks either, they're calculated managed risks.

Operator: Our next question is from Michael Binetti with Credit Suisse. Your line is open.

Michael Binetti Analyst, Credit Suisse Securities (USA) LLC	Q

Hey guys, thanks for taking all our questions here. I wanted to ask you a couple of things I guess. The sustainability of the margins based on third quarter, obviously we heard Jesse's commentary on some of the components for the fourth quarter, but maybe, just some thoughts on when you think the mixed brand, sorry, the mix of own brands will be back higher year-over-year, and when the inventory in total will be back in line with sales.

And then I guess, do you feel like when you look at the customer, the active customer trends. Do you feel the – you've lost a customer that was coming to you for markdowns, discounted products only or do you have data that says that that's a customer that mostly lapsed or was a temporary lapse and that they'll be back as the markdown levels normalize, and do you want them back if so?

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. Hey, Michael. I'll take the first one and then kick it over to Mike on the customer component. As we commented on, we're starting to already invest in inventory. Inventory is up $9 million sequentially. And so, we're starting to make that improvement. Our investment in inventory is still down meaningfully year-over-year. So, we don't expect that line to cross until probably mid-year next year. You have to of course consider the significant cuts we made this year.

So, there's some comp dynamics as we look into 2021, but we're taking, as Mike mentioned on the previous question, some balanced risk as we look ahead into a post-COVID world, and then on gross margin and Owned Brands, same thing, we've already started to make those investments, those will kick in really until mid-2021 before you see that line start to cross, just given the timing in inventory dynamics there.

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

On the customer front, I think there's a couple of dynamics going on. Certainly, there's the decreased level of markdowns, which are really at pretty much historical lows in the current quarter as far as if you look at how we normally perform in the third quarter. And so, certainly there are some customers that aren't buying now, but would buy if we have markdowns. And that as great as the performance of the quarter was and as great as our momentum is, and what we believe is our ability to manage inventory, we will have quarters in the future that have more markdowns and so that customer will come back then. And I think more importantly we know that there's a huge portion of customers out there that know us, that love us and haven't forgotten about us that are dying to shop. But just don't have the right occasions to shop for in the ways that they normally shop.

I actually got an e-mail just this morning from a customer who was just talking about how much she loved REVOLVE and how much she was looking forward to shopping with us again as soon as COVID was over, and her husband could run a business again. And I'm sure there's many more stories like that out there. I have another customer that last earnings call, she saw me on TV and reached out, and she talked about how she loves us, she shops us all the time, she can only shop us for activewear. She's pretty much only been shopping us for activewear in the current period, but she can't wait until things are back to normal and she can shop us for all the same things that she normally loves us for.

So, the customer is there. She loves us. We're really pleased with the results that we've had during this period given how opposite it is and what our brand is all about, and we're going to make sure we make the investments into marketing, and our inventory position and just be operationally nimble. So that when the post-COVID world hits, and when that pent up demand is unleashed and everyone goes back to doing the things they love, we're going to be there to take advantage of it.

Operator: Our next question is from Kimberly Greenberger with Morgan Stanley. Your line is open.

Kimberly Conroy Greenberger Analyst, Morgan Stanley & Co. LLC	Q

Great. Thank you so much. I wanted to ask a question about Q4 marketing this year. It makes sense obviously to start investing back into marketing. I'm wondering if you did that in the month of October. And if so, did you see any knock on benefits to revenue in the month of October from that. And then, as we look out to next year should we expect to see marketing normalized back at that kind of 15% level, or is there – are there any kind of savings that you think you'll flow to the bottom line on that marketing line. Thanks so much.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. So on a sequential basis, we've been beginning to invest more and more in marketing with each month. I think we kind of briefly discussed some of the revenue trends in October and how they were similar to what we saw in October. So I wouldn't say we've seen the fruits of those investments just yet. But there's a lot we do on the marketing side, the brand marketing that's really kind of lagging in its impact in terms of how our marketing is going to works.

And so not to mention that October is a very unusual month, with the COVID environment and also the election noise going on. So I wouldn't read too much into that. And then in terms of looking into the future, we intend generally to invest just as much in marketing as we ever have. But we're also not dogmatic about things. We play

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

every environment differently. If any information comes out that suggests to us it's better to adjust our strategy, we'll certainly do that. But we've said since we went public and it continues to be the case that marketing is very important to us for spreading our brand message preceding awareness that we're in the early innings in terms of the customers that we can capture with just over 2% penetration of our target market. And so it's going to be a big part of our expenditures and strategy going forward.

Operator: Our next question is from Aaron Kessler with Raymond James. Your line is open.

Aaron Kessler Analyst, Raymond James & Associates, Inc.	Q

Great. Thanks, guys. I mean a couple of questions. First, on the promotional environment, any more color around that, is it mostly traditional retailers? And second, based on content marketing, I think you talked about a little about last quarter, gained some good traction there with some of the video and I'd be interested on any thoughts on Instagram Reels kind of that as a platform for you guys as well? Thank you.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Mike, do you want to maybe take the content marketing side of things.

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah, the content part, definitely. Seems to being quite interesting that's really kind of – it's super interesting – as we are talking about Owned Brands earlier we were making moves and this accelerated moves and the same goes to our in-person events and such, REVOLVE U is something that we are planning for – and you know, it's been on the – in the brainstorming sessions for maybe over a year or so. We thought that this would be the perfect time to execute something like that where in-person parties and such were no longer relevant and such.

So, in the future, we'll definitely see a combination of these digital events that we're doing combined with the in-person events and potentially integrate them. So, very excited about that. Reels has been interesting and I think we saw a tremendous boost in the outset. I think potentially there was a push there. We were seeing a lot of eyeballs and we've seen things taper off a little bit. So, we'll see how things evolve. I think it's – we're very long-term minded. And I think Instagram Stories is a good example of something that at the outset wasn't particularly impactful, but really steadily grew into something that was very, very important for us. So we will continue to invest in Reels and hopefully that will – consumer will continue to gain traction there and it will be important part of our components.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

And then, with regards to the promotional environment, we've certainly seen an easing of things particularly on the luxury side. But I think if you look at REVOLVE versus the broader market things have eased much more sharply and probably ease isn't the right word for our own markdown positions, where the consumer demand has shifted to be less markdown focused than it was. But at the same time an area of active discussion during the quarter was that we didn't have enough markdown merchandise to meet the markdown demand from our consumers. And that's a good problem to have, but it certainly had an impact on our revenue for the quarter.

Operator: Our next question is from Justin Post with Bank of America Merrill Lynch. Your line is open.

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

Justin Post Analyst, BofA Securities, Inc.	Q

Hey, thank you. I was just wondering you've had some real efficiencies on the cost side for the last couple of quarters. Your guidance and outlook kind of discusses. Some of those maybe dissipating or making more investments. But when you think out a year or two, what are some of the lasting cost savings that might continue going forward. Thank you.

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. Sure. So I think if we just worked down through the P&L starting from the top, fullfillment is an area where we do see lasting efficiencies, combination of two factors there really over time, and again, thinking longer-term. One – and we refer to this a lot because it is meaningful, but the efficiencies gained as a result of the automation, the investments that we've made over the last 18 months. And then also capacity, we invested in a new warehouse last year that gives 2x to 3x the capacity that we're at now. So we should just – we should see natural leverage on that line item over time.

As we mentioned, there is a return rate component there. So we do anticipate returns to tick up slightly sequentially, hopefully, lower than our peak time last year in that 55% range. So we do hope some of that return dynamic does play out in a post-COVID world but not banking on that one. Selling and distribution, we will continue to be pressured there as – should shipping costs go up year-on-year pretty consistently. We'll look to make improvements over time with an increasing AOV over the longer term. That should give us some easing there. Marketing we talked about, we'll continue to make investments, so not banking on really any leverage on that line item over time. And then G&A which is largely fixed. So with scale we'll get leverage on that line item.

Operator: Our next question is from Bob Drbul with Guggenheim Partners. Your line is open.

Robert Drbul Analyst, Guggenheim Securities LLC	Q

Hey guys. Good afternoon. Just a couple of quick questions for you. I think the first one is when you talk about September trends, October trends and in November with the performance of international, can you maybe give us a little color on what you saw on the international markets. It's my first question. And the second question is, are you partnering with any of the top TikTokers as you think about how the world is changing these days versus Instagram. That would be helpful. Thanks.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. So with regard to international markets, we saw strength in the third quarter, particularly in our Western markets, so in Western Europe, in Australia, Canada. We saw double-digit gains in those markets. So we feel very good about our progress and trajectory there certainly in the near-term with resurgence in COVID in Europe, and I'd exercise some kind of near-term caution to headwinds in the current quarter. But I feel good about the trajectory there.

And then offset by some weakness in Asia. Asia is an area where we're starting to make I think some more meaningful investments and have some interesting partnerships that we're working on. But I'm not quite there yet, and so hopefully as those things come to fruition, we'll see some gains there. And then also Hong Kong has

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

always been – has been for a while our most important Asian market and that region has been very, very troubled for a number of quarters now with [ph] investment (55:17).

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. And when it comes to TikTok, we – I would probably say that we haven't worked with the top TikTokers, but we have worked with the top fashion TikTokers where we see the top TikTokers getting tens of millions of views and insane numbers. But the content really isn't fashion focused, and it really isn't quite aligned with our brand, but the top fashion TikTokers are very, very much in alignment with our brand and we have worked with them, and we plan to work with them much, much more.

We see the content to be a little bit more in-depth compared to Instagram where it's really numerous kind of like styling tips and outfits and a lot of richer content. To me it's a little bit more akin to a YouTube than Instagram which I think is right in between is very, very exciting. And we will continue to do a lot more.

The one – the only disadvantage with TikTok being an earlier platform is that the access to data and kind of like our tools aren't as developed as the Instagram tools that we've had for nearly 10 years now. So, whether it be our in-house things or the numbers that TikTok let's us see in-house or that's third-party APIs have won't be as robust as Instagram for a little bit, but the encouraging numbers that we have are very exciting and no doubt we'll see a lot more REVOLVE on TikTok.

Operator: Our next question is from Roxanne Meyer with MKM Partners. Your line is open.

Roxanne Meyer Analyst, MKM Partners LLC	Q

Great. Good afternoon and thanks for taking my questions. My first question is on dresses. Wondering if you could provide a little bit of color about the performance. Obviously, you've got quite a number of subcategories. So, curious if they've all been weak or are there have been pockets of strength in some of them, also curious what percent of 4Q dresses typically represent and perhaps how they are positioned this year, given your investment in other categories?

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. When it comes to categorization and sub-categorization, it becomes like a very, very complex situation because the way we look at categories is multi-dimensional. Of course overall, we see dresses down quite a bit compared to our other categories. But within dresses, there's subcategories and there's end-users that are doing very, very well. So we kind of will sometimes share high level category data that kind of illustratively tell the story of how the business is performing.

But as you go deep and deep, there's strong pockets of excess across the board. I think one thing is that this is an interesting fun one to me, that we saw that activewear dresses was extremely strong. It's kind of like this weird cross-pollination of activewear which of course everyone loves. And in this pandemic time period, and we're doing extremely well with a traditionally REVOLVE category. So that's something that's very, very exciting to us, but albeit small. But Jesse do you want to talk about Q4 dynamics in terms of categorization and such, it's definitely going out dresses and there's certain categories, we have various degrees of going out dresses that I'm sure will suffer. But there's also other categories that are very holiday oriented that will be – will boost which we anticipate such as sweaters and knits and such.

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

Jesse Timmermans Chief Financial Officer, Revolve Group, Inc.	A

Yeah. Yeah. Sure. Yeah. Just to give some more context maybe even beyond Q4 on the dress mix. Historically, it's been at or slightly greater than a third of our business. Then in Q2, you saw that drop off meaningfully to – closer to 20%. We did see some recovery into Q3. So dresses did improve sequentially. And I think the most exciting part about that sequential improvement is that that came from full price dress sales. As we commented on the prepared remarks, we saw a significant decrease in the amount of markdown dress sales from Q2 to Q3. So exciting to see that dresses come back in a full price way and then the Q4 SKUs slightly higher on dresses compared to other quarters of the year just given that occasion wear dynamic, but not meaningfully. So we'll continue to see similar pressure on dresses as we have in the last quarter or two until we get into a real post-COVID world.

Operator: Our next question is from Matt Koranda with Roth Capital. Your line is open.

Matt Koranda Analyst, ROTH Capital	Q

Hey, guys. Thanks. Two for me, the first one is just overall orders per active customer look a little lower on a like-for-like basis, year-over-year and sequentially. So it's understandable that you guys got certain existing customers that may pull back in this period. But any detail you can provide on sort of order frequency between older and newer cohorts, and what you're seeing in terms of differences between those would be helpful?

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah, sure.

Matt Koranda Analyst, ROTH Capital	Q

Right, and I guess that in short ...

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Oops, sorry, go ahead, you have more.

Matt Koranda Analyst, ROTH Capital	Q

Sorry, yeah, the other one was on return rates, and just I guess I had it higher and in the short term, it depends on mix. But is there anything you guys can do structurally to bring those levels down and take advantage of kind of the lower rates that you've enjoyed over the last quarter or two here in the pandemic?

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah, yeah, I'll take the first one there and then Mike can comment on longer term return dynamics. We did see that order frequency come down, but keep in mind that sequentially it did tick up very slightly from Q2 to Q3. So

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

we're encouraged about that. And we're still running higher than our historical averages. If you look back pre-2019, late 2018, so it's still a very active customer. And it came from both the new and the repeat side.

Really the customer dynamics to a large extent near the results on our financials where you see her purchasing at lower AOVs, shifting from dresses into beauty, we saw as we discussed earlier a large kind of markdown component in Q2 that shifted to a large full price component in Q3, also great that we're seeing beauty represent – the percentage of beauty product from new customers doubled this quarter compared to the prior year. You saw an offset there in dresses that kind of largely the customer still behaves relatively consistently with how she has in the past and just some quarter-to-quarter dynamics with shift in mechanising mix and AOVs.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

And then in terms of the longer-term trajectory with return rates, it's very difficult even for us to disaggregate the impact of COVID in some of the longer-term things we're working on. But we're certainly hopeful that some of the things we've been working on will hopefully hold up post-COVID not to the same level certainly we're seeing here on return rate, but that we're hoping we'll get some gains on the return rate dynamics, kind of various factors including some category mix shifts that should potentially stay post-COVID due to investments we've been making on our side, and in terms of on a quality and presenting the product inaccurately and kind of other things we've been working on internally as well as some other, I guess, more proprietary levers that we can pull that we're hopeful will have an impact.

It just so happens a lot of those things came to fruition at the same time as COVID hit. So we'll have to see post-COVID to what extent those initiatives hold up. And then long long-term we're very bullish on return rate improvements. We think there's a lot that can be done in the online world to better communicate to customers what products are the products she is going to love not just on the site but when she gets them in-person and when she tries them on. And so that's always an area that we're investing in.

Operator: We have time for one more question. Our last question is from Ralph Schackart with William Blair. Your line is open.

Ralph Schackart Analyst, William Blair & Co. LLC	Q

Great. Thanks for squeezing me in. Two questions if I could. Jesse you talked about September declines in the high single-digit range. Can you maybe give us some perspective on the linearity of the declines in September and then this really changed the – or the trajectory changed in October, just even more deceleration, acceleration was it fairly steady. And then just in terms of when a vaccine rolls out and the world starts to open again. What's the lead time you need to plan your larger in-person events? Thank you.

Jesse Timmermans Chief Financial Officer, Revolve Group, Inc.	A

Yeah, on the September October dynamic, it was pretty consistent across two months. Of course there's day-to-day and week-to-week dynamics, but for September and October largely similar with a lot of dynamics that play in those couple of months with the second wave of COVID and a lot of just macro pressures and external pressure. And then on the large scale events, the team can react very quickly. And you saw that as we headed into COVID and their ability to quickly pull back on events, and restructure and recreate kind of and move into this live streaming content. So we're optimistic and they can move really fast to get into events when the time is right.

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Revolve Group, Inc. (RVLV) Q3 2020 Earnings Call

Michael Mente Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.	A

Yeah. Michael here, just additional commentary is that there's a number of events that are really on the shelf ready to go. It's really about a matter of which one do we pull when and kind of eyeing that through maybe the next couple of months into the early next year. We are there, we're ready to go, and we're really looking forward to it. And I think it'll continue as the vaccine now is out, maybe even pre-vaccine we will have some activities going, post-vaccine we are locked and loaded with the capital with the plans and the desire to go, so very excited.

Operator: And there are no further questions at this time. I'll now turn the call back to management for closing remarks.

Michael Karanikolas Co-Founder, Co-Chief Executive Officer & Director, Revolve Group, Inc.

Well, thank you, everyone, for joining us today. Thanks again to our team. And on this Veterans Day, a very special thanks to those that have served our country. Thank you for your sacrifice.

Operator: This concludes today's conference call. And you may now disconnect.

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